Exhibit 3.2(e)(2)

AMENDMENTS TO BYLAWS

Effective February 14, 2013

1. The Bylaws of Beazer Homes Corp., a Tennessee corporation (the “Corporation”), are hereby amended by replacing Section 4 of the existing Bylaws with the following:

“4. The annual meeting of shareholders shall be held in each year on the date specified by the Board of Directors for the election of directors and for such other business as may properly be conducted at such meeting.”

2. The Bylaws of the Corporation are hereby further amended by replacing Section 10 of the existing Bylaws with the following:

“10. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors shall exercise all of the powers and duties conferred by law except as provided in the Charter or these Bylaws. A director need not be a shareholder of the Corporation, a resident of the United States of America or a resident of the State of Tennessee. The number of directors constituting the entire Board of Directors shall be one or such other number as may be fixed from time to time by the Board of Directors. At each annual meeting of the shareholders of the Corporation, the directors shall be elected to hold office for a term expiring at the next annual meeting of the shareholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.”

3. The Bylaws of the Corporation are hereby further amended by replacing Section 12 of the existing Bylaws with the following:

“12. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

4. The Bylaws of the Corporation are hereby further amended by replacing Section 25 of the existing Bylaws with the following:

“25. The Board of Directors shall have the power to fill vacancies occurring in any office.”